CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 27, 2015, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 177 (included in Invesco Unit Trusts, Municipal Series 1144) as of January 31, 2015, and for the period from February 19, 2013 (date of deposit) through January 31, 2014 and for the year ended January 31, 2015 and the financial highlights for the period from February 19, 2013 (date of deposit) through January 31, 2014 and for the year ended January 31, 2015, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-185914) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 27, 2015